Exhibit 99.1

China Green Agriculture Inc. Reports Financial Results for the Second Quarter of Fiscal Year 2017

With Net income Meeting the Guidance

Provides Guidance on the Third Fiscal Quarter 2017 and Confirms Guidance on Full Year Revenues and Net Incomes

XI’AN, China, February 14, 2017 /PRNewswire-Asia-FirstCall/ --

China Green Agriculture, Inc. (NYSE: CGA; “China Green Agriculture” or the “Company”), a company mainly produces and distributes humic acid-based compound fertilizers, varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the second quarter ended December 31, 2016 and provided guidance on revenues and net incomes of the Third Fiscal Quarter 2017 and Fiscal Year 2017.

Highlights:

●	Net sales increased 3.1% to $59 million; Net income increased 29% to $5.5 million with EPS of $0.15.
●	Guidance for Third Quarter of Fiscal Year 2017: Revenue of $72 million to $82 million; Net Income of $4 million to $7 million; EPS of $0.1 to $0.18 based on 38.5 million fully diluted shares.
●	Guidance for Fiscal Year 2017: Revenue of $277 million to $300 million; Net Income of $20 million to $27 million; EPS of $0.52 to $0.7 based on 38.5 million fully diluted shares.

Financial Summary

Financial Summary

     Second Quarter 2017 Results (USD)

(Three Months ended December 31,2016)

	Q2 FY2017		Q2 FY2016		CHANGE (%)
Net Sales	$59	million	$57	million	3.1%
Gross Profit	$19.2	million	$22.6	million	(15.3)%
Net Income	$5.5	million	$4.3	million	29%
EPS (Diluted)	$0.15		$0.12		26.5%
Weighted Average Shares Outstanding (Diluted)	$37.7	million	$36.9	million	2%

(Six Months ended December 31, 2016)

	Q2 FY2017		Q2 FY2016		CHANGE (%)
Net Sales	$120.6	million	$111.2	million	8.5%
Gross Profit	$42.6	million	$46.8	million	(9)%
Net Income	$12.9	million	$11.5	million	11.7%
EPS (Diluted)	$0.34		$0.32		8.1%
Weighted Average Shares Outstanding (Diluted)	$37.7	million	$36.4	million	3.3%

“We had successfully closed a new round of strategic acquisitions at the beginning of 2017. We welcome our new team members, the founders of Xiangrong and Fengnong, on board. Let’s work together to unlock the intrinsic value of our Company. “said Mr. Zhuoyu Li, President of the Company.” I’m also happy with the performance of the other six companies we acquired last year, which contributed approximately $8.4 million, representing 14.3% of the total sales during the three months ended December 31, 2016. These six companies had formed a solid base for Company’s transformational growth strategy.”

Mr. Tao Li, Chairman and Chief Executive Officer of the Company, stated, “We are very pleased with our performance in business operation, generating $4.3 million net income in the second quarter ended December 31, 2016,” he concluded, “Looking ahead to the Fiscal Year 2017, we expect revenue of $277 to $300 million; net income of $20 to $27 million; and EPS of $0.52 to $0.7 based on 38.5 million fully diluted shares. I believe Zhuoyu Li and his team will continue to execute the Company’s transformational growth strategy successfully.”

Second Quarter of FY2017 Results of Operations

Total net sales for the three months ended December 31, 2016 were $58,745,013, an increase of $1,779,013, or 3.1%, from $56,966,000 for the three months ended December 31, 2015. During the last quarter, the currency value of the Chinese RMB against US dollar had decreased by 5%. Such depreciation was more rapid than our expectation from the beginning of fiscal year. While the revenue reported in US dollar is lowered by the depreciation in currency exchange, the revenue earned in RMB is in line with our expectation.

The year-over-year increase of net sales was largely due to the inclusion of variable interest entities’ (the “VIEs)) net sales during the three months ended December 31, 2016, which contributed approximately $8.4 million, or 14.3%, of the total net sales. The total net sales without including VIEs’ net sales for the three months ended December 31, 2016 were $50,346,547, a decrease of $6,619,453, or 11.6%, from the same period a year ago.

For the three months ended December 31, 2016, Jinong’s net sales decreased by $4,476,887, or 14.3%, to $26,825,674 from $31,302,561 for the three months ended December 31, 2015. This decrease was mainly attributable to the decrease in Jinong’s sales volume, which was result of Jinong’s implementation of its new sales strategy that further focuses on producing high-margin liquid fertilizer during the last three months.

For the three months ended December 31, 2016, Gufeng’s net sales were $21,066,559, a decrease of $2,513,115 or 10.7% from $23,579,674 for the three months ended December 31, 2015. This decrease was mainly attributable to Gufeng’s lowering selling prices to answer to market demand during the three months ended December 31, 2016.

For the three months ended December 31, 2016, Yuxing’s net sales were $2,454,314, an increase of $370,549 or 17.8%, from $2,083,765 during the three months ended December 31, 2015. The increase was mainly attributable to the increase in market demand and the higher prices on Yuxing’s top-grade flowers.

Total cost of goods sold for the three months ended December 31, 2016 was $39,564,772, an increase of $5,234,340, or 15.2%, from $34,330,432 for the three months ended December 31, 2015. The increase was mainly due to the production and sale of VIEs’ products, which accounted for $7,159,707, or 18.1% of total cost of goods sold. The total cost of goods sold without including VIEs’ cost of goods sold for the three months ended December 31, 2016 was $32,405,065, a decrease of $1,925,367, or 5.6%, from the same period a year ago.

Cost of goods sold by Jinong for the three months ended December 31, 2016 was $12,332,360, a decrease of $1,102,326, or 8.2%, from $13,434,686 for the three months ended December 31, 2015. The decrease in cost of goods sold was primarily attributable to the decreased in net sales during the last three months.

Cost of goods sold by Gufeng for the three months ended December 31, 2016 was $18,138,659, a decrease of $1,574,189, or 8.0%, from $19,712,848 for the three months ended December 31, 2015. This decrease was primarily attributable to the less products sold during the last three months.

For the three months ended December 31, 2016, cost of goods sold by Yuxing was $1,934,046, an increase of $751,148, or 63.5%, from $1,182,898 for the three months ended December 31, 2015. This increase was mainly due to the increase in Yuxing’s net sales and the labor cost.

Total gross profit for the three months ended December 31, 2016 decreased by $3,455,327 to $19,180,241, as compared to $22,635,568 for the three months ended December 31, 2015. Gross profit margin was 32.6% and 39.7% for the three months ended December 31, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the Jinong, Gufeng and Yuxing’s decreased gross margins for the three months ended December 31, 2016, compared to the same period last year.

Gross profit generated by Jinong decreased by $3,374,561, or 18.9%, to $14,493,314 for the three months ended December 31, 2016 from $17,867,875 for the three months ended December 31, 2015. Gross profit margin from Jinong’s sales was approximately 54.0% and 57.1% for the three months ended December 31, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the higher raw material cost and packaging cost.

For the three months ended December 31, 2016, gross profit generated by Gufeng was $2,927,900, a decrease of $938,926, or 24.3%, from $3,866,826 for the three months ended December 31, 2015. Gross profit margin from Gufeng’s sales was approximately 13.9% and 16.4% for the three months ended December 31, 2016 and 2015, respectively. The decrease in gross profit percentage was mainly due to the increased weight for lower-margin products sales in Gufeng’s total sales answering to market demand.

For the three months ended December 31, 2016, gross profit generated by Yuxing was $520,268, a decrease of $380,599, or 42.2% from $900,867 for the three months ended December 31, 2015.  The gross profit margin was approximately 21.2% and 43.2% for the three months ended December 31, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the higher labor cost during the three months ended December 31, 2016.

Gross profit generated by VIEs were $1,238,759 with a gross profit margin of approximately 14.7% for the three months ended December 31, 2016.

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $3,965,382, or 6.8%, of net sales for the three months ended December 31, 2016, as compared to $5,285,103 or 9.3% of net sales for the three months ended December 31, 2015, a decrease of $1,319,721, or 25.0%. The selling expenses of VIEs were $248,248, or 3.0%, of VIEs’ net sales. The selling expenses of Yuxing were $11,264 or 0.5% of Yuxing’s net sales for the three months ended December 31, 2016, as compared to $135,466, or 6.5% of Yuxing’s net sales for the three months ended December 31, 2015. The selling expenses of Gufeng were $68,080 or 0.3% of Gufeng’s net sales for the three months ended December 31, 2016, as compared to $110,972, or 0.5% of Gufeng’s net sales for the three months ended December 31, 2015. The selling expenses of Jinong for the three months ended December 31, 2016 were $3,637,790 or 13.6% of Jinong’s net sales, as compared to selling expenses of $5,038,665, or 16.1% of Jinong’s net sales for the three months ended December 31, 2015.

Our selling expenses - amortization of our deferred assets were $3,475,438, or 5.9%, of net sales for the three months ended December 31, 2016, as compared to $8,664,752 or 15.2% of net sales for the three months ended December 31, 2015, a decrease of $5,189,314, or 59.9%. This decrease was due to the fact that some of the deferred assets were fully amortized and therefore no amortization was recorded on the fully amortized assets during the three months ended December 31, 2016.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $4,633,905, or 7.9% of net sales for the three months ended December 31, 2016, as compared to $2,905,982, or 5.1%, of net sales for the three months ended December 31, 2015, an increase of $1,727,923, or 59.5%. The increase in general and administrative expenses was mainly due to VIEs, which had $208,164 general and administrative expenses during the last three months.

Net income for the three months ended December 31, 2016 was $5,506,011, an increase of $1,238,476, or 29.0%, compared to $4,267,535 for the three months ended December 31, 2015. Net income as a percentage of total net sales was approximately 9.4% and 7.5% for the three months ended December 31, 2016 and 2015, respectively.

For the Six Months Ended December 31, 2016

Total net sales for the six months ended December 31, 2016 were $120,629,635, an increase of $9,479,364, or 8.5%, from $111,150,271 for the six months ended December 31, 2015.

This increase was largely due to the inclusion of VIEs’ net sales during the six months ended December 31, 2016, which contributed approximately $21.7 million, or 18.0%, of the total net sales. The total net sales without including VIEs’ net sales for the six months ended December 31, 2016 were $98,939,192, a decrease of $12,211,079, or 11.0%, from the same period a year ago.

For the six months ended December 31, 2016, Jinong’s net sales decreased of $7,756,971, or 11.8%, to $58,253,394 from $66,010,365 for the six months ended December 31, 2015. This decrease was mainly attributable to the decrease in Jinong’s sales volume, which was result of Jinong’s implementation of its new sales strategy that further focuses on producing high-margin liquid fertilizer during the last six months.

For the six months ended December 31, 2016, Gufeng’s net sales were $36,876,073, a decrease of $4,938,433 or 11.8% from $41,814,506 for the six months ended December 31, 2015. This decrease was mainly attributable to Gufeng’s lowering selling prices to answer to market demand during the six months ended December 31, 2016.

For the six months ended December 31, 2016, Yuxing’s net sales were $3,809,725, an increase of $484,325 or 14.6%, from $3,325,400 during the six months ended December 31, 2015. The increase was mainly attributable to the increase in market demand and higher prices on Yuxing’s top-grade flowers.

Total cost of goods sold for the six months ended December 31, 2016 was $78,018,366, an increase of $13,691,825, or 21.3%, from $64,326,541 for the six months ended December 31, 2015. This increase was mainly due to the production and sale of VIEs’ products, which accounted for $17,913,386, or 23.0% of total cost of goods sold. The total cost of goods sold without including VIEs’ cost of goods sold for the three months ended December 31, 2016 was $60,104,980, a decrease of $4,221,561, or 6.6%, from the same period a year ago.

Cost of goods sold by Jinong for the six months ended December 31, 2016 was $25,601,590, a decrease of $2,373,481, or 8.5%, from $27,975,071 for the six months ended December 31, 2015. The decrease was primarily attributable to its lower net sales.

Cost of goods sold by Gufeng for the six months ended December 31, 2016 was $31,523,736, a decrease of $2,934,786, or 8.5%, from $34,458,522 for the six months ended December 31, 2015. This decrease was primarily attributable to the less products sold during the last six months. .

For the six months ended December 31, 2016, cost of goods sold by Yuxing was $2,979,654, an increase of $1,086,706, or 57.4%, from $1,892,948 for the six months ended December 31, 2015. This increase was mainly due to the increase in Yuxing’s net sales and the higher labor costs.

Total gross profit for the six months ended December 31, 2016 decreased by $4,212,461 to $42,611,269, as compared to $46,823,730 for the six months ended December 31, 2015. Gross profit margin was 35.3% and 42.1% for the six months ended December 31, 2016 and 2015, respectively.

Gross profit generated by Jinong decreased by $5,383,490, or 14.2%, to $32,651,804 for the six months ended December 31, 2016 from $38,035,294 for the six months ended December 31, 2015. Gross profit margin from Jinong’s sales was approximately 56.1% and 57.6% for the six months ended December 31, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to higher raw material cost and higher packaging cost.

For the six months ended December 31, 2016, gross profit generated by Gufeng was $5,352,337, a decrease of $2,003,647, or 27.2%, from $7,355,984 for the six months ended December 31, 2015. Gross profit margin from Gufeng’s sales was approximately 14.6% and 17.6% for the six months ended December 31, 2016 and 2015, respectively. The decrease in gross profit percentage was mainly due to the increased weight for lower-margin products sales in Gufeng’s total sales answering to market demand.

For the six months ended December 31, 2016, gross profit generated by Yuxing was $830,071, a decrease of $602,381, or 42.1% from $1,432,452for the six months ended December 31, 2015.  The gross profit margin was approximately 21.8% and 43.1% for the six months ended December 31, 2016 and 2015, respectively. The decrease in gross profit margin was mainly due to the higher labor cost during the six months ended December 31, 2016.Gross profit generated by VIEs were $3,777,057 with a gross profit margin of approximately 17.4% for the six months ended December 31, 2016.

Net income for the six months ended December 31, 2016 was $12,857,591, an increase of $1,344,384, or 11.7%, compared to $11,513,207 for the six months ended December 31, 2015. Net income as a percentage of total net sales was approximately 10.7% and 10.4 % for the six months ended December 31, 2016 and 2015, respectively.

Financial Condition

As of December 31, 2016, cash and cash equivalents were $116,574,852, an increase of $13,678,366, or 13.3%, from $102,896,486 as of June 30, 2016. Net cash provided by operating activities was $18,178,990 for the six months ended December 31, 2016, an increase of $2,492,170, or 15.9%, compared to $15,686,820 for the six months ended December 31, 2015. Net cash used in investing activities for the six months ended December 31, 2016 was $74,353, an increase of $58,688, or 374.6% from $15,665 for the six months ended December 31, 2015. Net cash provided by financing activities for the six months ended December 31, 2016 was $300,000, compared to cash used in financing activities of $3,276,000 for the six months ended December 31, 2015.

Third Quarter Fiscal Year 2017 and Confirmed Fiscal Year 2017 Guidance

For the ongoing third quarter ending March 31, 2017, amid the marketing efforts both online and offline, management has expectation of net sales of $72 to $82 million, net income of $4 to $7 million, and EPS of $0.1 to $0.18 based on 38.5 million fully diluted shares. For the fiscal year ended June 30, 2017, management has expectation of net sales of $277 million to $300 million, net income of $20 million to $27 million, and an EPS of $0.52 to $0.7 based on 38.5 million fully diluted shares.

Conference Call

The Company will hold a conference call at 7:30 a.m. ET on Tuesday, February 14, 2017. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate “China Green Agriculture’s Second Quarter of Fiscal Year 2017 Financial Results” to join the call.

Participant Dial In (Toll Free):	1-888-346-8982
Participant International Dial In:	1-412-902-4272
Hong Kong-Local Toll	852-301-84992

China Toll Free	86-4001-201203

To access the replay, please dial any of the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10101570

The replay will be available 1 hour after the end of the conference.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and a variable interest entities: Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), Xinjiang Xinyulei Eco-agriculture Science and Technology Co., Ltd. (“Xinyulei”), Sunwu Xiangrong Agricultural Materials Co., Ltd. (Xiangrong), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Fang Wang (English and Chinese)
Tel: +86-29-88266500
Email: liuran@cgagri.com

SOURCE China Green Agriculture, Inc.